                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                         MARCH 31, 1998
                                                                          PRO FORMA                    -------------------
                                             1995      1996      1997       1997      MARCH 31, 1997   ACTUAL    PRO FORMA
                                            -------   -------   -------   ---------   --------------   -------   ---------
Income before Income Taxes................      632     4,109    13,620     24,016         2,644         4,714      8,405
Interest income...........................     (371)      (18)     (399)      (579)          (67)          (77)      (105)
Interest Expense..........................      145       663     4,390     10,506         1,103         1,715      3,224
                                            -------   -------   -------    -------       -------       -------    -------
Total Earnings............................      406     4,754    17,611     33,943         3,680         6,352     11,526
Interest Expense..........................      145       663     4,390     10,506         1,103         1,715      3,226
                                            -------   -------   -------    -------       -------       -------    -------
Total Fixed Charges.......................      145       663     4,390     10,506         1,103         1,715      3,226
Ratio of Earnings to Fixed Charges........      2.8       7.2       4.0        3.2           3.3           3.7        3.6
                                            =======   =======   =======    =======       =======       =======    =======
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